[GRAPHIC OMITTED]                                                     EXHIBIT 99

599 Menlo Drive, Suite 200
Rocklin, CA  95765-3708
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwlcd.com

                                                                    NEWS RELEASE
                                                             OTC BB Symbol: IDWK
                              For Immediate Release

       International DisplayWorks, Inc. Completes $1.5M Private Placement

Rocklin, California, October 9, 2003. International DisplayWorks, Inc. ("IDW") today reported the successful completion of a $1.5 million private placement to provide working capital to fund the Company's expanding book of business and working capital. The private placement consisted of $1,000,000 of long term debt due on December 31, 2004, carrying an interest rate of 12% and warrants to purchase 200,000 shares of common stock at $0.35 per share, and $500,000 of equity in 1,666,667 shares of the Company's common stock. The major participants were two micro-cap funds: MidSouth Investor Fund LP managed by Heidtke & Company, Inc. in Nashville Tennessee, and Lake Street Fund LP managed by First Wilshire Securities Management, Inc. in Pasadena, California.

CEO Steve Kircher commented, "The investment by Lake Street Fund LP and MidSouth Investor Fund LP gives IDW new visibility in the investor arena at an exciting growth time for the Company. Further, the successful completion of the private placement will help IDW to fund the material and equipment needs required to meet anticipated sales growth."

About International DisplayWorks

     International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. The Company manufactures its products in a 270,000 square feet manufacturing facility in the People's Republic of China (PRC) and employs approximately 1,500 persons. Sales offices are located in Rocklin, CA, Hong Kong, the United Kingdom, and Shenzhen, PRC.

For additional information contact:
Steve Kircher - (916) 415-0864         or:      Investor Relations
CEO, International DisplayWorks, Inc.           at investor-relations@idwusa.com

The International DisplayWorks, Inc. website is www.idwlcd.com

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW" or "the Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, IDW (as defined herein) and the Company's other subsidiaries, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the Company's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

Keyword: California  Industry Keywords: Liquid Crystal Display, LCD, Electronics